Exhibit 99.1

Foamix Enters Into Manufacturing and Supply Agreement For
AMZEEQ™ and FMX103

Triggers availability of non-dilutive capital under existing credit agreement with Perceptive and OrbiMed

REHOVOT, Israel and BRIDGEWATER, N.J., October 23, 2019 – Foamix Pharmaceuticals Ltd. (Nasdaq: FOMX) (“Foamix” or the “Company”), a specialty pharmaceutical company, today announced that it has entered into a long term contract manufacturing and supply agreement with ASM Aerosol-Service (“ASM”) for the Company’s recently approved AMZEEQ™ (minocycline) topical foam, 4% for the treatment of inflammatory lesions of non-nodular moderate to severe acne vulgaris in adults and pediatric patients 9 years of age and older and for its product candidate FMX103 (minocycline) topical foam, 1.5% for the potential treatment of moderate to severe papulopustular rosacea in adults. Under the terms of the agreement, ASM will manufacture and supply AMZEEQ and FMX103 at its facility in Möhlin, Switzerland.

“This agreement represents another milestone in our overall strategy to bring AMZEEQ to market in January 2020 and to commercialize FMX103 when and if approved by the FDA,” said David Domzalski, Chief Executive Officer of Foamix. “Entering into a manufacturing contract with ASM is a critical step in securing our supply chain, which we believe will ensure the availability of supply once we launch AMZEEQ and, if approved, FMX103.”

With the receipt of FDA approval of AMZEEQ (formerly known as FMX101) and entry into the contract manufacturing and supply agreement with ASM, the Company now has access to up to an additional $20 million of financing under its existing credit agreement with Perceptive and OrbiMed to fund the commercial launches of AMZEEQ and, pending FDA approval, FMX103.

About Foamix Pharmaceuticals
Foamix is a specialty pharmaceutical company working to solve some of today’s most difficult therapeutic challenges in dermatology and beyond.

With expertise in topical medicine innovation as a springboard, the Company is working to develop and commercialize solutions that were long thought impossible, including the world’s first topical minocycline, AMZEEQ. Its proprietary Molecule Stabilizing Technology (MST™) is utilized in AMZEEQ and in the Company’s products currently in development: FMX103 for the potential treatment of moderate to severe papulopustular rosacea and FCD105 for the potential treatment of moderate to severe acne.

Foamix is a different type of specialty pharmaceutical company by design, driven to see the solutions, overcome barriers in all aspects of business, and reimagine what’s possible for conditions with high unmet needs.

Foamix uses its website as a channel to distribute information about Foamix and its product candidates from time to time. Foamix may use its website to comply with its disclosure obligations under Regulation FD. Therefore, investors should monitor Foamix’s website in addition to following its press releases, filings with the Securities and Exchange Commission, public conference calls, and webcasts. For more information, visit www.foamix.com.

Cautionary Note Regarding Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this press release which are not historical facts are forward-looking statements, including, but not limited to, statements regarding the future expectations, plans and prospects for Foamix; anticipated manufacturing and commercialization plans of AMZEEQ and projected date to be available for prescription; future development and manufacturing plans regarding FMX103 and the potential approval of FMX103 by the FDA. Any forward-looking statements are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, determination by the FDA that results from clinical trials are not sufficient to support registration or marketing approval of the Company’s product candidates; the risk that the Company’s product candidates will not be successfully developed, approved or commercialized; unexpected delays in clinical trials or announcement of results; the Company’s ability to effectively and timely conduct clinical trials in light of excess costs or unfavorable results of clinical trials; risks that the Company’s intellectual property rights, such as patents, may fail to provide adequate protection, may be challenged and one or more claims may be revoked or interpreted narrowly or will not be infringed; risks that any of the Company’s patents may be held to be narrowed, invalid or unenforceable or one or more of the Company’s patent applications may not be granted and potential competitors may also seek to design around the Company’s granted patents or patent applications; delays or denial in the U.S. regulatory approval process; additional competition in the acne and dermatology markets; risks associated with denial of reimbursement by third party payors; the Company’s ability to raise additional capital; risks associated with third-party manufacturers and suppliers; and the Company’s ability to recruit and retain key employees. For a discussion of other risks and uncertainties, and other important factors, any of which could cause the Company’s actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in the Company’s most recent annual report on Form 10-K, as well as discussions of potential risks, uncertainties, and other important factors in the Company’s subsequent filings with the Securities and Exchange Commission. Although the Company believes these forward-looking statements are reasonable, they speak only as of the date of this release and the Company undertakes no obligation to update this information to reflect subsequent events or circumstances, except as otherwise required by law. Given these risks and uncertainties, you should not rely upon forward-looking statements as predictions of future events.

Contact:	U.S. Investor Relations
Ilan Hadar, CFO & Country Manager	Joyce Allaire
Foamix Pharmaceuticals Ltd.	LifeSci Advisors, LLC
+972-8-9316233	646-889-1200
ilan.hadar@foamixpharma.com	jallaire@lifesciadvisors.com

Media:
Vusi Moyo
Zeno Group
312-396-9703
vusi.moyo@zenogroup.com